EXHIBIT 99.1

Monday June 7, 12:14 pm Eastern Time

Company Press Release

Mitel Announces Stock Repurchase Program

KANATA, ONTARIO -- Mitel today announced that its Board of Directors has authorized the repurchase of up to 5,835,645 common shares, representing five percent of the 116,712,906 issued and outstanding common stock of the Company. These purchases are expected to take place on the open market through the stock exchanges of New York, London, Toronto and Montreal over a twelve-month period starting on June 9, 1999 and ending on June 8, 2000 or on such earlier date as the company may complete its purchases pursuant to the notice of intention to make a normal course issuer bid filed with the Toronto and Montreal stock exchanges.

"The board's decision reflects continuing confidence in the growth potential of our business" said Kirk K. Mandy, Mitel CEO and President. "It also underscores the company's commitment to increase shareholder value, including the use of its corporate funds to repurchase stock when market conditions warrant it."

Mitel, which intends to cancel the repurchased shares, believes that at present no director, senior officer or insider of the company intends to sell any common shares under this program.

Headquartered near the capital city of Ottawa in Canada, Mitel (NYSE:MLT - news; TSE:MLT - news) is a global designer, manufacturer and marketer of networked systems and specialty semiconductors for the communications industry. Mitel Communications Systems provides enterprises with voice and data communications systems; complete private networks including remote teleworking solutions; unified messaging and call-center applications; CTI systems and applications; and it supplies competitive carriers with public network access products. Mitel Semiconductor specializes in connectivity solutions for the communications and medical industries with a product range which includes components for both wired and wireless networks; microelectronics for enabling the convergence of voice and data; optoelectronic devices for high-speed Internet systems; and applications-specific integrated circuits (ASICs) for medical applications such as pacemakers and hearing aids.

Contact:

Mitel Corporation
Connie Cochran
Investor & Public Relations
(613) 592-2122
(613) 592-4170
E-mail:  Connie_Cochran@mitel.com
Website:  www.mitel.com